UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 14, 2009

LEAF EQUIPMENT FINANCE FUND 4, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-53667	61-1552209
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 South Poplar Street, Suite 101, Wilmington, Delaware 19801
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 819-5556

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Registrant owns an ownership interest in LEAF Commercial Finance Fund, LLC which, through a subsidiary, Resource Capital Funding II, LLC, has a line of credit with Morgan Stanley Bank, N.A.  Resource Capital Funding II, as borrower, entered into a Seventh Amendment to the Receivables Loan and Security Agreement and Waiver, dated as of July 14, 2009, with Morgan Stanley Bank, N.A., as lender and as collateral agent.  Other parties to the amendment are LEAF Financial Corporation, as servicer; U.S. Bank National Association, as custodian; Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the back-up servicer; and Morgan Stanley Capital Servicers Inc., as the qualifying swap counterparty.

The agreement contains a covenant related to the minimum tangible net worth of Resource America, Inc., the parent company of the Registrant’s general partner.  The amendment lowers this covenant and irrevocably waives any covenant failures that would have resulted from Resource America’s tangible net worth being below the previous threshold.  The borrower has agreed not to make any additional borrowings under this agreement and the existing amounts outstanding shall amortize.  In addition, excess cash received from the payment of leases by obligors shall be used to repay the principal amount owing under this line of credit.  As a result, certain covenants were modified or eliminated, including the elimination of all overconcentration limits and borrowing base events of default.  In addition, the borrower does not owe any additional unused fees, and all breakage fees and prepayment premiums have been removed from the agreement.  The interest rate for the remaining balance shall now be calculated at LIBOR plus 3.00%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAF EQUIPMENT FINANCE FUND 4, L.P.

By: LEAF Asset Management, LLC, its general partner

Date: July 20, 2009	By: /s/ Robert Moskovitz
Name: Robert Moskovitz
Title: Chief Financial Officer